EXHIBIT 23.2

Feldman Brown Wala Hall & Agena, PLC
8765 East Bell Road, Suite 110
Scottsdale, Arizona 85260
Phone: (480) 444-3500
Fax: (480) 444-1270

October 6, 2006

Creative Vistas, Inc.
2100 Forbes Street, Units 8-10
Whitby, Ontario, Canada L1N

Re: Creative Vistas, Inc. Stock Option Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Creative Vistas, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 4,000,000 shares of Common Stock, no par value, of the Company (the “Shares”) pursuant to the Company’s Stock Option Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and Bylaws, as amended to date; (iii) the Company’s Specimen Common Stock Certificate; (iv) the Plan; (v) the corporate proceedings relating to the adoption of the Plan; and (vi) such other documents and records and matters of law as we have deemed necessary in order to render this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, we advise you that, in our opinion, the Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable by the Company.

The opinions expressed herein are limited solely to the corporate laws of the State of Arizona, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinions expressed herein are based upon the law and the other matters in effect on the date hereof, and we assume no obligation to review or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Feldman Brown Wala Hall & Agena, PLC